Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release

CDW Corporation Announces Receipt of Requisite Consents

for Tender Offer and Consent Solicitation

Expiration Time Accelerated to

8:00 a.m., New York City time, on March 22, 2011

VERNON HILLS, Ill. – March 7, 2011 — CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, today announced that, in connection with the previously announced cash tender offer and consent solicitation by its wholly owned subsidiaries, CDW LLC and CDW Finance Corporation (collectively, the “Issuers”), for all of the Issuers’ outstanding $890,000,000 aggregate principal amount of 11.00% Senior Exchange Notes due 2015 (the “Senior Cash Pay Notes”) and all of their outstanding $316,974,000 aggregate principal amount of 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (the “Senior PIK Election Notes,” and together with the Senior Cash Pay Notes, the “Senior Notes”), pursuant to the Issuers’ Offer to Purchase and Consent Solicitation Statement, dated as of February 22, 2011 (as amended or supplemented, the “Offer to Purchase”), the Issuers have received the requisite consents to adopt proposed amendments to the indenture governing the Senior Notes that would, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture.

CDW announced that as of 5:00 p.m., New York City time, on March 7, 2011 (such date and time, the “Consent Date”), tenders and consents had been delivered with respect to $759,207,000 of the Senior Cash Pay Notes and $217,569,859 of the Senior PIK Election Notes, together representing approximately 80.93% of the outstanding aggregate principal amount of Senior Notes.

Upon receiving the requisite consents, the Issuers, the applicable guarantors and U.S. Bank National Association, as trustee, executed a supplemental indenture with respect to the indenture governing the Senior Notes implementing the proposed amendments described above. The supplemental indenture became effective upon execution, but the amendments to the indenture will not become operative until acceptance of the Senior Notes by the Issuers pursuant to the terms and conditions described in the Offer to Purchase.

The tender offer and consent solicitation are being made upon the terms and subject to the conditions set forth in the Offer to Purchase. The tender offer and consent solicitation are subject to customary conditions, including, among others, that the Issuers receive net proceeds from a proposed refinancing in an amount sufficient to fund all of their obligations under the tender offer and consent solicitation on terms and conditions acceptable to the Issuers.

Holders of Senior Notes that validly tendered (and did not validly withdraw) their Senior Notes on or prior to the Consent Date will receive the total consideration equal to $1,090 per $1,000 principal amount of Senior Notes, which includes a consent payment of $30 per $1,000 principal amount of Senior Notes, upon acceptance of the Senior Notes by the Issuers. A holder’s right to validly withdraw tendered Senior Notes and validly revoke delivered consents expired on the Consent Date.

CDW Corporation also announced today that the Issuers have accelerated the expiration time of the tender offer from 5:00 p.m., New York City time, on March 22, 2011 to 8:00 a.m., New York City time, on March 22, 2011. Holders of Senior Notes that validly tender (and do not validly withdraw) their Senior Notes after the Consent Date, but on or prior to 8:00 a.m., New York City time, on March 22, 2011 (the “Expiration Date”), and whose Senior Notes are accepted for purchase, will receive the tender offer consideration equal to $1,060 per $1,000 principal amount of Senior Notes. Senior Notes tendered after the Consent Date, but prior to the Expiration Date, may not be withdrawn, except in the limited circumstances described in the Offer to Purchase.

Holders of all Senior Notes, if any, accepted for purchase by the Issuers will receive the applicable consideration, plus accrued and unpaid interest up to, but not including, the date of payment, on the Final Settlement Date (as defined in the Offer to Purchase).

Senior Notes not tendered and purchased pursuant to the tender offer and consent solicitation will remain outstanding, and the holders thereof will be bound by the amendments contained in the supplemental indenture even though they have not consented to the amendments.

J.P. Morgan Securities LLC is acting as the dealer manager and solicitation agent and D.F. King & Co., Inc. is the information agent and tender agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 290-6429 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer or consent solicitation may be directed to J.P. Morgan Securities LLC at (800) 245-8812 (toll-free) or (212) 270-1200 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CDW LLC, CDW Finance Corporation, the dealer manager and solicitation agent, the information agent and tender agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Senior Notes in the tender offer.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s technology specialists offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops and printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,200 coworkers.

Contact:

Collin Kebo

Vice President, Financial Planning

(847) 419-6328

investorrelations@cdw.com